EXHIBIT 99.2

EMPIRE PETROLEUM CORPORATION

2,006,689 Shares of Common Stock
Offered Pursuant to Rights Distributed to Security Holders

February 2, 2026

Dear Security Holders:

This notice is being distributed by Empire Petroleum Corporation (the “Company”) to all holders of record of shares of its common stock, par value $0.001 per share ( “Common Stock”), at the close of business on February 2, 2026 (the “Record Date”), in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock. The Subscription Rights are being distributed to all holders of record of Common Stock (“Record Date Stockholders”) as of the Record Date. The Rights Offering is described in the Company’s enclosed Prospectus Supplement, dated February 2, 2026 (the “Prospectus Supplement”), and its accompanying prospectus, dated September 22, 2023 (the “Base Prospectus” and collectively, with the Prospectus Supplement, the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 2,006,689 shares of Common Stock to be issued upon the exercise of the Subscription Rights and Over-Subscription Rights (as defined below), which are described further in the Prospectus. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on February 27, 2026, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).

As described in the Prospectus, stockholders on the Record Date (“Record Date Stockholders”) will receive one Subscription Right for each share of Common Stock owned as of the Record Date. For every Subscription Right held, Record Date Stockholders will be entitled to purchase 0.057 new shares of Common Stock. The number of Subscription Rights to be issued to Record Date Stockholders will be rounded down to the nearest whole number and fractional shares of Common Stock will not be issued upon the exercise of the Subscription Rights. The subscription price per share of Common Stock was determined by the Company’s board of directors on January 20, 2026. Record Date Stockholders will be required to pay for Common Stock pursuant to your Subscription Rights at the subscription price of $2.99 per share of Common Stock (the “Subscription Price”).

Energy Evolution Master Fund, Ltd., a Cayman Islands exempted company and our largest stockholder (“EEF”), owns approximately 31.2% of our common stock outstanding prior to the rights offering. EEF has indicated its intent to participate in the rights offering and fully subscribe to the shares of common stock corresponding to its subscription rights, as well as its intent to fully exercise its over-subscription rights to purchase its proportion of the underlying securities related to the rights offering that remain unsubscribed at the Expiration Date. Phil E. Mulacek, Chairman of the Board of the Company, also has indicated his intent to participate.

You should be aware that there will be an over-subscription right associated with the Rights Offering. As described further in the Prospectus, Record Date Stockholders who fully exercise all Subscription Rights initially issued to them are entitled to an Over-Subscription Right to buy those shares of Common Stock (“Over-Subscription Shares”) that remain unsubscribed at the Expiration Date at the same Subscription Price. If enough Over-Subscription Shares are available, all such requests will be honored in full. If the requests for Over-Subscription Shares exceed the Over-Subscription Shares available, the available Over-Subscription Shares will be allocated pro rata among the Record Date Stockholders who have fully exercised their Subscription Rights and who have requested to over-subscribe, based on the number of shares of Common Stock purchased by virtue of their Subscription Rights. See the Prospectus for further details on the Over-Subscription Rights.

As noted above, EEF has indicated that it intends to fully exercise its Over-Subscription Rights relating to its portion of shares of Common Stock that remain unsubscribed at the Expiration Date.

Record Date Stockholders will be required to submit payment in full for all of the Common Stock they wish to buy pursuant to the exercise of their Subscription Rights and Over-Subscription Rights to Securities Transfer Corporation, the subscription agent for the Rights Offering, prior to 5:00 p.m., Eastern Time, on the Expiration Date. Any excess payments made by Record Date Stockholders as a result of the exercise of their Over-Subscription Rights (if any) will be refunded and will be mailed by Securities Transfer Corporation to such holder as soon as practicable after the Expiration Date. Record Date Stockholders will have no right to rescind a purchase after Securities Transfer Corporation has received payment either by means of a notice of guaranteed delivery or a check, except as described in the Prospectus.

The Subscription Rights will be evidenced by a subscription certificate (the “Subscription Certificate”) registered in the Record Date Stockholder’s name.

Enclosed are copies of the following documents:

1.  The Prospectus;

2.  A Subscription Certificate; and

3.  A return envelope addressed to Securities Transfer Corporation.

Your prompt action is requested. As indicated in the Prospectus, to exercise your Subscription Rights you should deliver to Securities Transfer Corporation prior to 5:00 p.m., Eastern Time, on the Expiration Date, a properly completed and executed Subscription Certificate with payment of the estimated Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Rights and/or Over-Subscription Rights (if applicable). FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials and assistance or information may be obtained from Securities Transfer Corporation. Their telephone number is (469) 633-0101 and their e-mail address is stc@stctransfer.com.

Very truly yours,

EMPIRE PETROLEUM CORPORATION